Exhibit 99.1

Lion Biotechnologies Announces Closing of $100 Million Private Financing

(New York, NY) June 8, 2016—Lion Biotechnologies, Inc. (NASDAQ: LBIO) announced today the closing of its previously announced private financing with institutional and other accredited investors. Lion Biotechnologies received gross proceeds of $100 million, before paying the placement agents’ fees and estimated offering expenses payable by the Company. At the closing, the Company issued 9,684,000 shares of common stock and 11,368,633 shares of its new non-voting Series B Preferred Stock.

The investors purchased both shares of common stock and shares of the newly authorized Series B Preferred Stock. The shares of common stock and the shares of Series B Preferred Stock were sold at $4.75 per share. The shares of Series B Preferred Stock have a stated value of $4.75 per share and, following receipt of stockholder approval of the conversion feature, will be convertible into shares of common stock at an initial conversion price of $4.75 per share. The Company intends to solicit stockholder approval of the conversion feature of the Series B Preferred Stock at a meeting of stockholders to be held in the near future.

The proceeds will be used to further advance the Company’s clinical program in utilizing tumor infiltrating lymphocytes (TILs) immunotherapy in treating solid tumors.

The foregoing securities were offered in the private placement and have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission within 30 days of the closing for purposes of registering the resale of the shares of common stock sold to the investors. The Company also agreed to register the common stock issuable upon the conversion of the Series B Preferred Stock after the stockholders have approved the preferred stock’s conversion feature.

About Lion Biotechnologies, Inc.

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TILs) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including the company’s inability to file the required registration statement, and the other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Investor Relations Contact:

Sarah McCabe

Stern Investor Relations, Inc.

Office: 212-362-1200

Media Relations Contact:

Jody LoMenzo

inVentiv Health Public Relations

Office: 212-364-0458

Mobile: 646-866-1721

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